CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of August 27, 1997, among Sheldahl, Inc., a Minnesota corporation (the "Company"), Southbrook International Investments, Ltd., a British Virgin Islands corporation ("Southbrook"), HBK Cayman L.P., a Cayman Islands exempt limited partnership ("HBK Cayman"), HBK Offshore Fund Ltd., a Cayman Islands exempt company ("HBK Offshore"), HBK Investments L.P., as investment manager for HBK Cayman and HBK Offshore, Proprietary Convertible Investment Group, Inc., a Delaware corporation ("PCIG"), and Brown Simpson Strategic Growth Fund, L.P., a New York limited partnership ("Brown Simpson"). Southbrook, HBK Cayman, HBK Offshore, PCIG and Brown Simpson are sometimes referred to herein as a "Purchaser" and collectively as the "Purchasers".

	WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchasers and the Purchasers desire to acquire shares of the Company's Series B Convertible Preferred Stock, par value $1.00 per share (the "Series B Preferred"), and the Company's Series C Convertible Preferred Stock, par value $1.00 per share (the "Series C Preferred") (the Series B Preferred and Series C Preferred are collectively referred to as the "Preferred Stock" and shares of Preferred Stock issued and sold in accordance with this Agreement are referred to as the "Shares");

	NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchasers agree as follows:


I. ARTICLE

PURCHASE AND SALE OF PREFERRED SHARES

		1.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the closings described in this Article I, the Company shall issue and sell to the Purchasers and the Purchasers, severally and not jointly, shall purchase (i) 15,000 shares of Series B Preferred (the "Series B Shares") and (ii) up to 15,000 shares of Series C Preferred (the "Series C Shares").

		(b)	The Series B Preferred shall have the respective rights,
preferences and privileges set forth in Exhibit A attached hereto (the "Series
B Terms"), which shall be incorporated by reference herein and shall be incorporated into a Certificate of Designation to be approved by the Purchasers and filed on or prior to the Series B Closing Date (as defined below) by the Company with the Secretary of State of Minnesota (the "Series B Designation"). The Series C Preferred, if and when issued, shall have respective rights, preferences and privileges identical to the Series B Terms, mutatis mutandis, and shall rank pari passu with the Series B Preferred with regard to dividends, liquidation, voting rights and any other preferential rights designated therein, except that the Conversion Price (as defined below) for conversion of the Series B Preferred and Series C Preferred shall be determined separately at the Original Issue Date (as defined below) applicable to each series.

	The Series C Preferred shall be authorized pursuant to a Certificate of Designation to be prepared by the Company, subject to the approval of the Purchaser, and filed on or prior to the Series C Closing Date (as defined below) by the Company with the Secretary of State of Minnesota (such Certificate of Designation, together with the Series B Designation, are referred to as the "Certificates of Designation").

	For purposes of this Agreement, "Business Day," "Conversion Price," "Conversion Ratio," "Original Issue Date," "Conversion Date" and "Per Share Market Value" shall have the meanings set forth in the Series B Terms. The Shares, the Warrants (as defined in Section 3.17) and the Underlying Shares (as defined in Section 2.1(d)) are sometimes collectively referred to herein as the "Securities."

		1.2	Purchase Price.  The purchase price per Share shall be
$1,000.
		1.3	The Closings.

			(a)	The Series B Closing.  Subject to the terms and
conditions set forth in this Agreement, the Company shall sell and issue to the Purchasers and the Purchasers shall severally purchase the Series B Shares for an aggregate purchase price of $15,000,000. The closing of the purchase and sale of the Series B Shares (the "Series B Closing") shall take place at the offices of Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York 10104 ("Robinson Silverman"), immediately following the execution hereof or such later date as the parties shall agree. The date of the Series B Closing is hereinafter referred to as the "Series B Closing Date."

				(ii)	At the Series B Closing, (a) the Company shall
deliver (A) to Southbrook (1) one or more stock certificates representing
4,967 Series B Shares and the Southbrook Warrant (as defined in Section 3.17), each registered in the name of Southbrook, (2) the legal opinion of Lindquist
& Vennum P.L.L.P., in the form attached hereto as Exhibit D (the "Series B
Opinion") and (3) all other documents, instruments and writings required to have been delivered at or prior to the Series B Closing by the Company to
Southbrook pursuant to this Agreement; (B) to HBK Cayman (1) one or more stock certificates representing 2,483 Series B Shares and the HBK Cayman Warrant (as
defined in Section 3.17), each registered in the name of HBK Cayman, (2) the
Series B Opinion and (3) all other documents, instruments and writings required to have been delivered at or prior to the Series B Closing by the
Company to HBK Cayman pursuant to this Agreement; (C) to HBK Offshore (1) one or more stock certificates representing 2,483 Series B Shares and the HBK
Offshore Warrant (as defined in Section 3.17), each registered in the name of
HBK Offshore, (2) the Series B Opinion and (3) all other documents, instruments and writings required to have been delivered at or prior to the
Series B Closing by the Company to HBK Offshore pursuant to this Agreement;
(D) to PCIG (1) one or more stock certificates representing 4,967 Series B
Shares and the PCIG Warrant (as defined in Section 3.17), each registered in the name of PCIG, (2) the Series B Opinion and (3) all other documents, instruments and writings required to have been delivered at or prior to the
Series B Closing by the Company to PCIG pursuant to this Agreement; and (E) to
Brown Simpson (1) one or more stock certificates representing 100 Series B
Shares and the Brown Simpson Warrant (as defined in Section 3.17), each registered in the name of Brown Simpson, (2) the Series B Opinion and (3) all other documents, instruments and writings required to have been delivered at or prior to the Series B Closing by the Company to Brown Simpson pursuant to this Agreement, and (b) each Purchaser shall deliver to the Company (1) the purchase price for the Series B Shares being purchased by it at the Series B
Closing, determined in accordance with Section 1.2, in United States dollars in immediately available funds by wire transfer to an account designated in writing by the Company for such purpose prior to the Series B Closing Date, and (2) all documents, instruments and writings required to have been delivered at or prior to the Series B Closing by such Purchaser pursuant to this Agreement.

		(b)	The Series C Closing.  (i) Subject to the terms and
conditions set forth in this Agreement, the Company shall have the right to deliver a written notice to the Purchasers (a "Subsequent Financing Notice") requiring the Purchasers to purchase such number of Series C Shares as the Company may designate in such notice, each Purchaser being obligated (subject to the terms and conditions hereof) to purchase such portion of such Series C Shares as equals such Purchaser's pro rata portion of the purchase price for the Series B Shares issued and sold at the Series B Closing. The Company may not deliver a Subsequent Financing Notice that covers (i) less than 1,000 Series C Shares, (ii) more than 15,000 Series C Shares or (iii) a number of Series C Shares so that the purchase price therefor (determined in accordance with Section 1.2) would, when aggregated with the total purchase price paid for the Series B Shares and the gross proceeds of any sales of Company securities by or on behalf of the Company between the date of this Agreement and the Series C Closing Date in placements to Persons (as defined in Section 2.1(c)) whose primary business purpose is not to engage (directly or indirectly) in the investment in or sale of securities (a "Strategic Partner") and which investment has a common bona fide commercial purpose for the Company and such Strategic Partner (a "Strategic Placement"), exceed $40,000,000 (or such higher amount as may be acceptable to the Purchasers). If the Company has received, and not rejected, a written proposal from a Strategic Partner between the date which is 15 days prior to the date of delivery of a Subsequent Financing Notice and the Series C Closing Date, then the proposed gross proceeds of such placement will count towards the calculation set forth in clause (iii) of the immediately preceding sentence and the number of Series C Shares that the Purchasers would otherwise have been required to purchase at the Series C Closing Date as a result of such Subsequent Financing Notice will be reduced accordingly. The Company may deliver a Subsequent Financing Notice no earlier than the later of (i) expiration of the 90th Business Day after the date that a registration statement (an "Underlying Securities Registration Statement") contemplated by the Registration Rights Agreement, dated the date hereof, among the Purchasers and the Company substantially in the form of Exhibit B attached hereto (the "Registration Rights Agreement") covering, among other things, the shares of Common Stock issuable upon conversion of and payment of dividends on the Series B Shares and the shares of Common Stock issuable upon exercise of the Warrants has been declared effective by the Securities and Exchange Commission (the "Commission") (provided, that Business Days during which any Purchaser (or its successors, permitted assigns or other successors in interest) is not permitted to resell securities under such Underlying Securities Registration Statement shall be added to such 90 Business Day period) and (ii) 120 days following the Series B Closing Date, and may deliver a Subsequent Financing Notice no later than 270 days following the Series B Closing Date (provided, that at the request of the Company, up to 90 days of the 90 Business Days that may be added to the period above in this sentence may be added to such 270 day period for an absolute expiration date of up to 360 days from the Series B Closing) (such date, the "Series C Closing Expiration Date"). The closing of the purchase and sale of the Series C Shares (the "Series C Closing") shall take place at the offices of Robinson Silverman on such date as specified by the Company in the Subsequent Financing Notice (which date may not be prior to the 30th day after receipt by the Purchasers of the Subsequent Financing Notice); provided that in no case shall the Series C Closing take place unless and until the conditions listed in
Section 4.1 have been satisfied or waived by the appropriate party. The date of the Series C Closing is hereinafter referred to as the "Series C Closing Date." Notwithstanding anything to the contrary contained herein, the Company may, by written notice to each Purchaser provided prior to the Series C Closing Date, revoke such Subsequent Financing Notice in the event that the Per Share Market Value decreases below $12.00 or the average daily trading volume during the period of 10 Business Days immediately prior to the Series C Closing Date of the Common Stock on the Nasdaq National Market, The New York Stock Exchange ("NYSE") or The American Stock Exchange ("AMEX"), as applicable, shall be less than 10,000 shares.

			(ii)  At the Series C Closing, (a) the Company shall deliver
(A) to each Purchaser (1) a pro rata portion of the Series C Shares
(determined by reference to the amount of Series B Shares issued and sold at the Series B Closing) to be issued and sold thereat (or such other amount upon which the parties may agree), registered in the name of such Purchaser, (2)
the legal opinion referenced in Section 4.1(k), substantially in the form attached hereto as Exhibit D, and (3) all other documents, instruments and writings required to have been delivered at or prior to the Series C Closing by the Company to the Purchasers pursuant to this Agreement; and (b) each
Purchaser shall deliver to the Company (1) the purchase price for the Series C
Shares being purchased by it at the Series C Closing in United States dollars in immediately available funds by wire transfer to an account designated in writing by the Company for such purpose on or prior to the Series C Closing
Date and (2) all documents, instruments and writings required to have been delivered at or prior to the Series C Closing by such Purchaser pursuant to this Agreement. In the event that a Purchaser ("Defaulting Purchaser") fails to purchase Series C Shares in accordance with this Section 1.3(b)(ii) despite the performance by the Company of its obligations under this Section and the satisfaction by the Company of the conditions set forth in Article IV, the
Company shall notify the Purchasers other than the Defaulting Purchaser (such
Purchasers, the "Non-Defaulting Purchasers") of such failure whereupon each
Non-Defaulting Purchaser shall have the option, exercisable within five (5)
Business Days from the later of the date such Non-Defaulting Purchaser receives notice of such option and the Series C Closing Date, to purchase up to its pro rata share of the remaining Series C Shares, determined by reference to the number of Series B Shares purchased by each Non-Defaulting
Purchaser at the Series B Closing and the total number of Series B Shares issued by the Company at the Series B Closing.  If the Non-Defaulting
Purchasers do not elect to purchase the remaining Series C Shares, the Company may then assign a Defaulting Purchaser's rights hereunder to acquire Series C
Shares to a third party without further obligation on the part of the
Defaulting Purchaser to purchase Series C Shares, provided, however, that if the Company has not satisfied its obligations under this Section or the conditions set forth in Section 4.1, such third party shall be reasonably acceptable to the Non-Defaulting Purchasers.  Failure by any Purchaser to buy
Series C Shares shall not affect the Company's obligations with respect to the
Series B Shares acquired by such Purchaser, which shall remain unaffected thereby and shall not affect the Non-Defaulting Purchasers obligations to purchase Series C Shares.


ARTICLE II

REPRESENTATIONS AND WARRANTIES

	2.1	Representations, Warranties and Agreements of the Company.  The
Company hereby makes the following representations and warranties to the
Purchasers:

		(a)	Organization and Qualification.  The Company is a
corporation, duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has no subsidiaries other than as set forth in Schedule 2.1(a) (collectively the "Subsidiaries"). Each of the Subsidiaries is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the full corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to, individually or in the aggregate, (x) adversely affect the legality, validity or enforceability of any of this Agreement, the Certificates of Designation, the Registration Rights Agreement and the Warrants (the "Transaction Documents") in any material respect, (y) have or result in a material adverse effect on the results of operations, assets, prospects, or financial condition of the Company and the Subsidiaries, taken as a whole, or (z) adversely impair the Company's ability to perform fully on a timely basis its obligations under the Transaction Documents (any one of (x), (y) and (z), being a "Material Adverse Effect").

		(b)	Authorization; Enforcement.  The Company has the requisite
corporate power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company (including any required approval thereof by the Board of Directors of the Company and by the stockholders of the Company) and no further action is required by the Company, except that the Certificate of Designation of the Preferred Stock, which must be filed and recorded in accordance with the laws of the State of Minnesota, will be so filed and recorded by the Company on or prior to the applicable Closing Date. Each of the Transaction Documents has been duly executed by the Company and when delivered or filed in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate of incorporation, articles, by-laws or other charter documents.

		(c)	Capitalization.  The authorized, issued and outstanding
capital stock of the Company is set forth in Schedule 2.1(c). Except as specifically disclosed in Schedule 2.1(c), no shares of Common Stock are entitled to preemptive or similar rights, nor is any holder of the Common
Stock entitled to preemptive or similar rights, or any rights to receive
Common Stock at a price which is less than the current market price thereof, arising out of any agreement or understanding with the Company by virtue of any of the Transaction Documents or the transactions contemplated thereby. Except as disclosed in Schedule 2.1(c), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or, except as a result of the purchase and sale of the Shares and Warrants hereunder, securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. To the knowledge of the Company, except as specifically disclosed in the SEC Documents (as defined below), as contained in any Schedule 13D or 13G filed by a Person with the Commission or Schedule 2.1(c), no Person beneficially owns (as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or has the right to acquire by agreement with or by obligation binding upon the Company beneficial ownership of more than 5% of the Common Stock. A "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

		(d)	Issuance of Shares and Warrants.  The Shares and the
Warrants are duly authorized, and when issued in accordance with the terms hereof, shall be validly issued, fully paid and nonassessable. As of the Series B Closing Date and Series C Closing Date, as the case may be, the Company will have, and, at all times while any Shares or any Warrants are outstanding, will maintain, an adequate reserve of duly authorized shares of Common Stock to enable it to perform its obligations under this Agreement, the Warrants and the Certificates of Designation with respect to the number of Shares and Warrants issued and outstanding at such Closing Date and in no circumstances shall such reserved and available shares of Common Stock be less than the sum of (i) 150% of the number of shares of Common Stock which would be issuable upon conversion of the Shares issued pursuant to the terms hereof with respect to the number of Shares issued and outstanding at such Closing Date were such conversion effected on the Original Issue Date for such Shares,
(ii) the number of shares of Common Stock which would be issuable upon payment of dividends on the Shares, assuming each Share is outstanding for the full three year term and (iii) the number of shares of Common Stock which would be issuable upon exercise in full of the Warrants. The shares of Common Stock issuable upon conversion of the Shares and exercise of the Warrants and which may be issued as payment of dividends on the Shares are collectively referred to herein as the "Underlying Shares". When issued in accordance with the terms hereof, the Certificate of Designation or the Warrants, as the case may be, the Underlying Shares will be duly authorized, validly issued, fully paid (except that Underlying Shares issued upon exercise of Warrants shall be fully paid upon delivery of the applicable exercise price therefor) and nonassessable, free and clear of all liens, claims, encumbrances or defects of any kind (collectively, "Liens").

		(e)	No Conflicts.  The execution, delivery and performance of
the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of its Articles of Incorporation or bylaws (each as amended through the date hereof) or (ii) subject to obtaining the consents referred to in Section 2.1(f), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including Federal and state securities laws and regulations) (other than (x) a violation of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR
Act"), as a result of a failure of the representations and warranties of the Purchasers set forth in the first sentence of Section 2.2(h) to be accurate or
(y) information the Company would be required pursuant to Rule 502(b)(1) promulgated under the Securities Act to deliver to Purchasers who are deemed not to be accredited investors as a result of a failure of the representations and warranties of the Purchasers set forth in Section 2.2(c) to be accurate), or by which any property or asset of the Company is bound or affected, except in the case of each of clauses (ii) and (iii), such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as could not reasonably be expected to individually or in the aggregate have or result in a Material Adverse Effect. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental authority, except for violations which could not reasonably be expected to individually or in the aggregate have or result in a Material Adverse Effect.

		(f)	Consents and Approvals.  Except as specifically set forth in
Schedule 2.1(f) and assuming that the representations and warranties of the
Purchasers contained in Section 2.2 are true and correct in all respects, the
Company is not required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of the Transaction
Documents, except for (i) the filings of the Certificates of Designation with respect to the Shares with the Secretary of State of Minnesota, which filings shall be effected prior to the Series B Closing Date and the Series C Closing
Date, as appropriate, (ii) the filing of the Underlying Securities
Registration Statement(s) with the Commission, which shall be filed in the time periods set forth in the Registration Rights Agreement, (iii) the application(s) or any letter(s) acceptable to and approved by the National
Association of Securities Dealers, Inc. ("NASD") for the designation of the
Underlying Shares for trading on the Nasdaq National Market (and with any other national securities exchange or market on which the Common Stock is then listed), (iv) any filings, notices or registrations under applicable Federal or state securities laws and any filing that may be required under the HSR Act as a result of a failure of the representations and warranties of the
Purchasers set forth in the first sentence of Section 2.2(h) to be accurate, and (v) other than, in all other cases, where the failure to obtain such consent, waiver, authorization or order, or to give or make such notice or filing, would not materially impair or delay the ability of the Company to effect the Series B Closing or the Series C Closing and to deliver to the
Purchasers the Shares (and, upon conversion of the Shares and exercise of
Warrants, the Underlying Shares) in the manner contemplated hereby and by the
Registration Rights Agreement free and clear of all Liens (together with the consents, waivers, authorizations, orders, notices and filings referred to in
Schedule 2.1(f), the "Required Approvals").

		(g)	Litigation; Proceedings.  Except as specifically disclosed
in Schedule 2.1(g), there is no action, suit, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties before or by any court, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which could, individually or in the aggregate, have a Material Adverse Effect.

		(h)	No Default or Violation.  Except as set forth in Schedule
2.1(h), neither the Company nor any Subsidiary (i) is in default under or in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound or (ii) is in violation of any order of any court, arbitrator or governmental body, except as could not reasonably be expected to, in any such case (individually or in the aggregate) have or result in a Material Adverse Effect.

		(i)	Schedules.  The Schedules to this Agreement furnished by or
on behalf of the Company do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

		(j)	Private Offering.  Neither the Company nor any Person
authorized to act on its behalf has taken or will take any action which might subject the offering, issuance or sale of the Securities to the Purchasers to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Company will not be deemed to have breached the representation and warranty contained in this Section as a result of any solicitation efforts that may have been taken by Brown Simpson or its Affiliates.

		(k)	SEC Documents.  The Company has filed all reports required
to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the "SEC
Documents" and, together with the Confidential Information Memorandum prepared by the Company in connection with the placement of the Securities (which Confidential Information Memorandum does not contain any nonpublic information) and the Schedules to this Agreement furnished by or on behalf of the Company, the "Disclosure Materials") on a timely basis, or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements to which the Company is a party or by which the property or assets of the Company is subject have been filed as exhibits to the SEC Documents in accordance with applicable law; neither the Company nor any of its subsidiaries is in breach of any such agreement filed as an exhibit to the SEC Documents where such breach could reasonably be expected to have or result in a Material Adverse Effect. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise indicated in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. Since the date of the financial statements included in the Company's last filed Quarterly Report on Form 10-Q for the quarter ended May 30, 1997, there has been no event, occurrence or development that has had a Material Adverse Effect which has not been specifically disclosed to the Purchasers by the Company. The Company last filed audited financial statements with the Commission in connection with the filing of its Annual Report on Form 10-K for the Company's fiscal year ending August 30,
1996, and has not received any comments from the Commission in respect thereof.

		(l)	Seniority.  No class of equity securities of the Company is
senior to the Shares in right of payment, whether upon liquidation, dissolution or otherwise.

		(m)	Investment Company.  The Company is not, and is not
controlled by or under common control with an affiliate (an "Affiliate") of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

		(n)	Certain Fees.  Except for fees and expenses payable to Dain
Bosworth Incorporated, no fees or commissions will be payable by the Company to any broker, financial advisor, finder, investment banker or bank with respect to the transactions contemplated by this Agreement (such fees, commissions or similar compensation payable by the Company, "Fees"); provided, that, Fees shall not be deemed to include (x) such amounts as may be payable by the Company to Brown Simpson or its Affiliates (as such term is defined under Rule 405 promulgated under the Securities Act) pursuant to the engagement letter between the Company and Brown Simpson Asset Management, LLC in connection with the transactions contemplated hereby or (y) fees or commissions to the extent due to a Person in accordance with a written agreement between such Person and a Purchaser.  The Purchasers shall have no obligation with respect to any Fees or with respect to any claims made by or on behalf of other Persons for any Fees.  The Company shall indemnify and hold harmless each of the Purchasers, its employees, officers, directors, agents, and partners, and each of their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any such claimed or existing Fees.

		(o)	Solicitation Materials.  The Company has not (i) distributed any offering materials in connection with the offering and sale of the
Securities other than the Disclosure Materials or (ii) solicited any offer to buy or sell the Securities by means of any form of general solicitation or advertising.  The Disclosure Materials do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

		(p)	Form S-3 Eligibility.  The Company is eligible to register
securities for resale with the Commission on Form S-3 under the Securities
Act.

		(q)	Exclusivity.  Except as provided in Section 1.3(b)(ii), the
Company shall not issue and sell the Preferred Stock to any Person other than the Purchasers.

		(r	Listing and Maintenance Requirements Compliance.  The
Company has not in the two years preceding the date hereof received notice (written or oral) from any stock exchange or market on which the Common Stock is or has been listed (or on which it has been quoted) to the effect that the Company is not in compliance with the listing or maintenance requirements of such exchange or market.

		(s)	Patents and Trademarks.  To the Company's knowledge, (i) the
Company has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights and licenses (collectively, the "Intellectual Property Rights") which are necessary for use in connection with its business as presently conducted and which the failure to do so would have a Material Adverse Effect and (ii) there is no existing infringement by another Person of any of the Intellectual
Property Rights which are necessary for use in connection with the Company's business as presently conducted, which infringement would have a Material
Adverse Effect.

		(t)	Acknowledgement of Dilution.  The Company acknowledges that
the issuance of the Underlying Shares upon (i) conversion of the Shares and dividends thereon in accordance with the Certificates of Designation and (ii)
exercise of the Warrants may result in dilution of the outstanding shares of
Common Stock, which dilution may be substantial under certain market conditions.  The Company further acknowledges that its obligation to issue
Underlying Shares upon (x) conversion of the Shares and dividends thereon in accordance with the Certificates of Designation and (y) upon exercise of the
Warrants is unconditional and absolute regardless of the effect of any such dilution.

		(u)	Registration Rights; Rights of Participation.  Except for
such rights as may be granted in any Strategic Placement, the Company has not granted or agreed to grant to any Person registration rights (including "piggy-back" registration rights) to have any securities of the Company registered with the Commission or any other governmental authority which have not been satisfied.

		(v)	Environmental Matters.  To the Company's knowledge, the
Company has obtained all permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws related to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws"), except for any failures to obtain such permits, licenses or authorizations which would not, individually or in the aggregate, have a Material Adverse Effect. To the Company's knowledge, the Company is in compliance with all terms and conditions of such required permits, licenses and authorizations and is also in full compliance with all other limitations, restrictions, conditions and requirements contained in the Environmental Laws or contained in any plan, order, judgment, decree or notice, except for any non-compliance which could not be reasonably expected to individually or in the aggregate have or result in a Material Adverse Effect. The Company is not aware of, nor has the Company received notice of, any events, conditions, circumstances, actions or plans which may interfere with or prevent continued compliance or which would give rise to any liability under any Environmental Laws or the common law, except for any liability which could not be reasonably expected to individually or in the aggregate have or result in a Material Adverse Effect.

		(w)	Shareholder Rights Plan.  The Company acknowledges that,
except as to each Purchaser (severally and not jointly) to the extent a court or other governmental authority of competent jurisdiction determines in a final and non-appealable ruling that the representation and warranty of such Purchaser set forth in the first sentence of Section 2.2(h) was inaccurate in any material respect when made, no Purchaser shall be deemed, individually or collectively, to be an Acquiring Person (as defined below) solely as a result of the Purchasers' acquisition of Securities (including the right to acquire Underlying Shares at the Conversion Price prevailing on the applicable
Original Issue Date) on the Series B Closing Date and/or Series C Closing
Date. "Acquiring Person" shall have the meaning set forth in the Shareholder Rights Agreement, dated as of June 16, 1996, between the Company and Norwest Bank Minnesota, N.A. (such agreement, as amended, supplemented or otherwise modified from time to time after the date hereof, the "Rights Agreement").
The Company shall not amend the Rights Agreement in a manner which would result in any Purchaser becoming an Acquiring Person thereunder as a result of the acquisition of Securities (including the right to acquire Underlying
Shares) on the Series B Closing Date and/or Series C Closing Date.

	2.2	Representations and Warranties of the Purchasers.  Each of the
Purchasers, severally and not jointly, hereby represents and warrants to the Company as follows:

 		(a)	Organization; Authority.  Such Purchaser is a corporation
duly incorporated or a limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which its is a party and otherwise to carry out its obligations thereunder. The purchase by such Purchaser of Securities hereunder has been duly authorized by all necessary action on the part of such Purchaser. Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by such Purchaser and constitutes the valid and legally binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

		(b)	Investment Intent.  Such Purchaser is acquiring the
Securities for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof or interest therein, without prejudice, however, to such Purchaser's right, subject to the provisions of this Agreement and the Registration Rights Agreement, at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act and in compliance with applicable State securities laws or under an exemption from such registration.

		(c)	Purchaser Status.  At the time such Purchaser was offered
the Shares and the Warrants, it was, and at the date hereof, it is, and at each Closing Date, it will be, an "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (4) under the Securities Act.

		(d)	Experience of Purchaser.  Such Purchaser either alone or
together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment to its satisfaction.

		(e)	Ability of Purchaser to Bear Risk of Investment.  On the
Series B Closing Date and Series C Closing Date, if applicable, such Purchaser is able to bear the economic risk of an investment in the Securities and is able to afford a complete loss of such investment.

		(f)	Access to Information.  Each Purchaser acknowledges receipt
of the Disclosure Materials and further acknowledges that it has been afforded
(i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities, and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Company's financial condition, results of operations, business, proper-
ties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to its investment.

		(g)	Reliance.  Each Purchaser understands and acknowledges that
(i) the Securities are being offered and sold to the Purchaser without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act or Regulation D promulgated thereunder and (ii) the availability of such exemption depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and such
Purchaser hereby consents to such reliance.

		(h)	No Affiliation.  Except for HBK Cayman and HBK Offshore, no
Purchaser is an Affiliate of any other Purchaser or is acting in concert with any other Purchaser.  Except as a result of transfers of Securities which may be made in accordance with the terms hereof, no Purchaser beneficially owns
(as determined pursuant to Rule 13d-3 under the Exchange Act) any Securities of any other Purchaser.

		(i)	No Conflicts.  The execution, delivery and performance of
the Transaction Documents by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of its certificate or articles of incorporation, bylaws or partnership agreement, as applicable (each as amended through the date hereof), or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which such Purchaser is subject (including foreign, federal and state securities laws and regulations).

		(j)	Consents and Approvals.  Such Purchaser is not required to
obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other foreign, federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by such Purchaser of the Transaction Documents.

		(k)	Litigation; Proceedings.  There is no action, suit, notice
of violation, proceeding or investigation pending, or to the knowledge of such Purchaser, threatened against or affecting such Purchaser before or by any court, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which would adversely affect the legality, validity or enforceability of any of the Transaction Documents in any material respect or adversely impair such Purchaser's ability to perform fully on a timely basis its obligations under the Transaction Documents.

		(l)	Rights Agreement.  Each Purchaser acknowledges receipt of
the Rights Agreement (without any amendments, supplements or modifications thereto), and is familiar with its terms and the obligations imposed on the Company and the restrictions imposed on its shareholders by such Rights Agreement. Each Purchaser further acknowledges that the transactions contemplated by the Transaction Documents shall not be deemed to have received any required approval under the terms of such Rights Agreement.

		The Company acknowledges and agrees that the Purchasers make no representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 2.2.


I. ARTICLE

OTHER AGREEMENTS OF THE PARTIES

	3.1	Transfer Restrictions.    If any Purchaser should decide to
dispose of any of the Securities held by it, such Purchaser understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act, to the Company or pursuant to an available exemption from the registration requirements of the Securities Act. In connection with any transfer of any Securities other than pursuant to an effective registration statement or to the Company or to an Affiliate of such Purchaser or pursuant to Rule 144 under the Securities Act ("Rule 144"), the Company may require the transferor thereof to provide to the Company a written opinion of counsel experienced in the area of United States securities laws selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred securities under the Securities Act.

		(b)	Each Purchaser agrees to the imprinting, so long as is
required by this Section 3.1(b), of the following legend on the Securities:

	[NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE] [EXERCISABLE]] [THE SECURITIES REPRESENTED HEREBY] HAVE [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

	[FOR SHARES ONLY] THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND CONVERSION SET FORTH IN A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT, DATED AS OF AUGUST 27, 1997, EXECUTED BY THE ORIGINAL HOLDER HEREOF. A COPY OF THAT AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF SHELDAHL, INC.

	[FOR SHARES ONLY] SHELDAHL, INC. WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS A STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF THE CLASS OF STOCK OR SERIES THEREOF TO WHICH THE SHARES REPRESENTED BY THIS CERTIFICATE ARE A PART AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

		The Underlying Shares issuable upon conversion of Shares and exercise of the Warrants, as the case may be, shall not contain the legend set forth above (or any other legend other than those that identify the existence of the Rights Agreement) if the conversion of such Shares or exercise of the Warrants, as the case may be, occurs at any time while the Underlying Securities Registration Statement is effective under the Securities Act or in the event there is not an effective Underlying Securities Registration Statement at such time, if the Underlying Shares have been sold pursuant to Rule 144, or if in the written opinion of counsel to the Company experienced in the area of United States securities laws such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).
The Company agrees that it will provide each Purchaser, upon request, with a certificate or certificates representing Underlying Shares, free from such legend at such time as such legend is no longer required hereunder. Subject to its obligations contained in Section 3.3, the Company makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of any Securities.

	3.2	Stop Transfer Instruction.  The Company may not make any notation on its records or give instructions to any transfer agent of the Company which expand the scope of the restrictions on transfer set forth in Section 3.1.

	3.3	Furnishing of Information.  For a period of three years after the
Original Issue Date, or such shorter period as any Purchaser owns any Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act and to promptly furnish such Purchasers, upon written request therefor, with true and complete copies of all such filings. If the Company is not at the time required to file reports pursuant to such sections, it will prepare and furnish to such Purchasers and make publicly available in accordance with Rule 144(c) promulgated under the Securities Act annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance substantially similar to those that would otherwise be required to be included in reports required by Section 13(a) or 15(d) of the Exchange Act, as well as any other information required thereby, in the time period that such filings would have been required to have been made under the Exchange Act.

	3.4	Copies and Use of Disclosure Materials.  The Company shall furnish each Purchaser, without charge, as many copies of the Disclosure Materials, and any amendments or supplements thereto, as such Purchaser may reasonably request. The Company consents to the use of the SEC Documents, the Transaction Documents and the schedules and exhibits to this Agreement, and any amendments and supplements thereto, by the Purchasers in connection with resales of the Securities other than pursuant to an effective registration statement.

	3.5	Blue Sky Laws.  In accordance with the Registration Rights
Agreement, the Company shall qualify the Underlying Shares under the securities or Blue Sky laws of such jurisdictions as each Purchaser may request and shall continue such qualification at all times through the third anniversary of the last Closing Date; provided, however, that neither the Company nor its Subsidiaries shall be required in connection therewith to qualify as a foreign corporation where they are not now so qualified or to take any action that would subject the Company to general service of process in any such jurisdiction where it is not then so subject or subject the Company to any material tax in any such jurisdiction where it is not then so subject.

	3.6	Integration.  The Company shall not and shall use its best efforts to ensure that no Affiliate of the Company shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to any Purchaser.

	3.7	Certain Agreements.  So long as any Shares are outstanding, the
Company shall not and shall cause its Subsidiaries not to, without the affirmative vote of all of the holders of all of the Shares then outstanding,
(i) alter or change adversely the powers, preferences or rights given to the Shares; (ii) alter or amend its Certificates of Designation in a manner adverse to the holders of the Shares; (iii) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation or otherwise senior to or pari passu with the Shares; (iv) amend its articles of incorporation, bylaws or other charter documents so as to adversely affect any rights of any Purchaser; (v) increase the authorized number of Shares or (vi) enter into any agreement with respect to any of the foregoing.

	3.8	Purchaser Ownership of Common Stock.  No Purchaser may convert
Shares hereunder or under the terms of the Certificates of Designation or acquire shares of Common Stock upon exercise of the Warrants, to the extent that such conversion or exercise would result in the Purchaser beneficially owning (for purposes of Rule 13d-3 under the Exchange Act) more than 4.999% of the outstanding shares of the Common Stock; provided, however, that if ten
(10) days shall have elapsed since any Purchaser has declared a default by the Company under any Transaction Document and such default shall not have been cured to such Purchaser's satisfaction prior to the expiration of such ten-day period, the provisions of this Section shall be null and void ab initio as to all Purchasers. Notwithstanding anything to the contrary contained herein, the provisions of this Section shall have no effect on the Company's obligation to issue shares of Common Stock to the Purchasers upon receipt or delivery of any conversion or exercise notice. The terms and conditions of this Section shall not apply to any conversion of Shares at the option of the Company pursuant to Section 5(a)(ii) of the Series B Terms.

	3.9	Listing and Reservation of Underlying Shares.    The Company shall
(i) not later than ten (10) Business Days following the applicable Closing
Date prepare and file with the NASD (or with the NYSE or AMEX if the Common
Stock is then listed on such exchange) an additional shares listing application or a letter acceptable to the NASD, NYSE or AMEX, as the case may
be, covering and requesting the designation or listing of at least [     ]
Underlying Shares of Common Stock on the Nasdaq National Market, the NYSE or the AMEX, (ii) take all steps necessary to cause the Underlying Shares to be approved for quotation on the Nasdaq National Market (or listing on the NYSE or AMEX) as soon as possible thereafter, and (iii) provide to Robinson
Silverman at the address for notice set forth in Section 5.3 evidence of such action, and the Company shall take all reasonable steps to maintain the designation or listing of its Common Stock on the Nasdaq National Market, the NYSE or the AMEX, as the case may be.

		(b)	The Company shall reserve for issuance upon conversion of
the Shares, for payment of dividends thereupon in shares of Common Stock pursuant to the terms of the Certificates of Designation, and upon exercise of the Warrants in accordance with their terms the number of shares to be listed on the Nasdaq National Market (or with the NYSE or the AMEX if the Common
Stock is then listed on such exchange) as set forth in Section 3.9(a). Shares of Common Stock reserved for issuance upon the conversion of the Shares as set forth in Section 3.9(a) shall be allocated pro rata to each of the Purchasers in accordance with the amount of Shares issued and delivered to such Purchaser at the Series B Closing or the Series C Closing, as applicable.

	3.10	Conversion Procedures.  Exhibit E attached hereto sets forth the procedures with respect to the conversion of the Preferred Stock, including the forms of conversion notice to be provided upon conversion, instructions as to the procedures for conversion, the form of legal opinion, if necessary, that shall be rendered by the Company to the Company's transfer agent and such other information and instructions as may be reasonably necessary to enable the Purchaser to exercise its right of conversion smoothly and expeditiously.

	3.11	Purchaser's Rights if Trading in Common Stock is Suspended or
Delisted. If at any time prior to the earlier to occur of (a) the third anniversary of the Series B Closing Date or the Series C Closing Date, whichever is later, and (b) the date on which no Purchaser owns any Securities, trading in the shares of the Common Stock is suspended or such shares are no longer designated for quotation or listed on the Nasdaq National Market or the NYSE or the AMEX (other than as a result of the suspension of trading in securities on such market or exchange generally or temporary suspensions pending the release of material information) for more than three
(3) Business Days, at the option of any Purchaser exercisable by written notice to the Company delivered after such suspension, termination of designation or delisting and prior to the complete cure thereof, the Company shall redeem all Shares and Underlying Shares then held by such Purchaser, in cash, at an aggregate purchase price equal to the sum of (I) the number of Shares then held by such Purchaser multiplied by the product of (1) the highest average Per Share Market Value for any five (5) consecutive Business Days during the period commencing on the date of such notice and ending on the date one day before the payment of the redemption price calculated under this
Section is paid in full by the Company and (2) the Conversion Ratio on the date of the repurchase notice, (II) the aggregate of all accrued but unpaid dividends payable in respect of all Shares to be redeemed, (III) the number of Underlying Shares then held by such Purchaser multiplied by the average Per Share Market Value for the five (5) Business Days immediately preceding (A) the date of the notice or (B) the date of payment in full by the Company of the redemption price calculated under this Section, whichever is greater, and
(IV) interest on the amounts set forth in (I) - (III) above accruing from the 30th day after such notice until the repurchase price under this Section is paid in full at the rate of 12% per annum; provided, however, that the interest accrued on the amounts set forth in (I) - (III) above shall be decreased by the difference, if any, between the redemption price when due and the redemption price when paid (net of the interest). The Company shall provide written notice of any redemption demand made pursuant to this Section to each other holder of Securities within 24 hours of its receipt thereof.

	3.12	No Violation of Applicable Law.  Notwithstanding any provision of this Agreement to the contrary, if the redemption of Shares or Underlying
Shares otherwise required under this Agreement or the Registration Rights Agreement would be prohibited by the relevant provisions of the Minnesota Business Corporation Act, such redemption shall be effected as soon as it is permitted under such law; provided, however, that interest payable by the Company with respect to any such redemption shall continue to accrue in accordance with Section 3.11.

	3.13	Conversion Restrictions.   If during the period between (a) the
Series B Closing Date and the 270th day after the Series B Closing Date and
(b) the Series C Closing Date and the 270th day after the Series C Closing Date, the average Per Share Market Value for any ten (10) consecutive Business Days is less than $20 (a "Market Threshold Event"), then the following shall apply to the Purchasers' conversion rights: (i) each Purchaser shall be permitted to convert only up to 50% of the Shares held by such Purchaser (measured on the date of the Market Threshold Event) during the 30-day period immediately following such Market Threshold Event; (ii) if for the last ten
(10) consecutive Business Days of the 30-day period contemplated in clause (i) of this Section the Per Share Market Value is less than $20, then each Purchaser shall be permitted to convert only up to 50% of the Shares then held by such Purchaser during the period from the 31st day to the 60th day after the original Market Threshold Event; (iii) if the Company tenders a Subsequent Financing Notice, the restrictions contained in clause (i) of this Section shall be the only conversion restrictions which may be imposed on the Purchasers in respect of the Series B Shares pursuant to this Section; (iv) the restrictions contained in this Section shall be of no force or effect as to any Purchaser who holds $1,000,000 or less of Shares at the time of or after any Market Threshold Event; and (v) not more than two (2) Market Threshold Events per tranche shall be permitted to impose restrictions to the conversions rights of the Purchasers.

	3.14	Notice of Breaches.    Each of the Company and each Purchaser
shall give prompt written notice to the other of any breach of any representation, warranty or other agreement contained in this Agreement or in the Registration Rights Agreement, as well as any events or occurrences arising after the date hereof and prior to, with respect to the Series B Closing, the Series B Closing Date and with respect to the Series C Closing, the Series C Closing Date, which would be reasonably likely to cause any representation or warranty or other agreement of such party, as the case may be, contained herein to be incorrect or breached as of such Closing Date. However, no disclosure by either party pursuant to this Section 3.14 shall be deemed to cure any breach of any representation, warranty or other agreement contained herein or in the Registration Rights Agreement.

		(b)	Notwithstanding the generality of Section 3.14(a), the
Company shall promptly notify each Purchaser of any notice or claim (written or oral) that it receives from any lender of the Company to the effect that the consummation of the transactions contemplated hereby and by the Registration Rights Agreement violates or would violate any written agreement or understanding between such lender and the Company, and the Company shall promptly furnish by facsimile to the holders of the Shares a copy of any written statement in support of or relating to such claim or notice.

		(c)	The default by any Purchaser of any of its obligations,
representations or warranties under any Transaction Document shall not be imputed to, and shall have no effect upon, any other Purchaser or affect the Company's obligations under the Transaction Documents to any Non-Defaulting Purchaser.

	3.15	Conversion Obligations of the Company.  The Company covenants to convert Shares and to deliver Underlying Shares in accordance with the terms and conditions and time periods set forth in the respective Certificates of Designation, and to deliver Underlying Shares upon exercise of Warrants in accordance with the terms and conditions and time periods set forth in the Warrants.

	3.16	Subsequent Registrations.  Other than Underlying Shares and other
"Registrable Securities" (as defined in the Registration Rights Agreement) to be registered in accordance with the Registration Rights Agreement, the Company shall not, for a period of not less than 45 Business Days after the date that an Underlying Securities Registration Statement covering the Securities contemplated by the Series B Closing and 45 Business Days after the date that an Underlying Securities Registration Statement covering the Secur-ities contemplated by the Series C Closing, if applicable, is declared effective by the Commission, without the prior written consent of Purchasers,
(i) issue or sell any of its or any of its Affiliates' equity or equity-equivalent securities pursuant to Regulation S promulgated under the Securities Act, or (ii) go effective on any resale registration statement registering for resale any securities of the Company other than any securities registered for resale in connection with a Strategic Placement. Any Business Days during which any Purchaser (or its successors, permitted assigns or other successors in interest) is not permitted to resell securities under such Underlying Securities Registration Statement shall be added to the 45 Business Day period for the purposes of (i) and (ii) above.

	3.17	The Warrants.  At the Series B Closing the Company shall issue and deliver (i) to Southbrook, a Common Stock purchase warrant (the "Southbrook Warrant") entitling Southbrook to purchase, on the terms and conditions set forth therein, 22,453 shares of Common Stock at a price per share equal to the Warrant Exercise Price (as defined below); (ii) to HBK Cayman, a Common Stock purchase warrant (the "HBK Cayman Warrant") entitling HBK Cayman to purchase, on the terms and conditions set forth therein, 11,227 shares of Common Stock at a price per share equal to the Warrant Exercise Price; (iii) to HBK
Offshore, a Common Stock purchase warrant (the "HBK Offshore Warrant") entitling HBK Offshore to purchase, on the terms and conditions set forth therein, 11,227 shares of Common Stock at an exercise price per share equal to the Warrant Exercise Price; (iv) to PCIG, a Common Stock purchase warrant (the "PCIG Warrant") entitling PCIG to purchase, on the terms and conditions set forth therein, 22,453 shares of Common Stock at a price per share equal to the Warrant Exercise Price; and (v) to Brown Simpson, a Common Stock purchase warrant (the "Brown Simpson Warrant," and together with the Southbrook
Warrant, the HBK Cayman Warrant, the HBK Offshore Warrant and the PCIG
Warrant, the "Warrants") entitling Brown Simpson to purchase, on the terms and conditions set forth therein, 452 shares of Common Stock at a price per share equal to the Warrant Exercise Price. The "Warrant Exercise Price" shall be equal to 120% of the Per Share Market Value for the five (5) Business Days immediately preceding the Series B Closing Date.

	3.18	Regulation 13D Limitation.  The Shares and the Underlying Shares
may not be transferred via "off-market" trades, without the prior written consent of the Company, to Persons who beneficially own (as determined under Rule 13d-3 of the Exchange Act) 5% or greater of the Common Stock on the date of such proposed transfer.

	3.19	Use of Proceeds.  The Company shall use the net proceeds from the placement of the Shares and Warrants for working capital and business expansion purposes.

	3.20	Press Release.  The Company shall issue a press release within two
Business Days of the Series B Closing Date and the Series C Closing Date relating to the issue and sale of the Securities to the Purchasers which press release shall be approved by each party to this Agreement prior to the issuance thereof.

	3.21	Key Management Lock-up.  Each of the Chief Executive Officer and
the Vice President, Finance of the Company shall execute and deliver a Lock-up Agreement, in the form attached hereto as Exhibit F, pursuant to which each such Person commits not to sell more than 10% of the shares of Common Stock beneficially owned by him (other than shares of Common Stock issued to such Person pursuant to a Company stock option plan) during (a) the period from the Series B Closing Date to the earlier to occur of (x) the date that an Underlying Securities Registration Statement covering the Securities contemplated by the Series B Closing is declared effective by the Commission and (y) October 15, 1997; and (b) the period from the Series C Closing Date, if any, to the earlier to occur of (x) the date that an Underlying Securities Registration Statement covering the Securities contemplated by the Series C Closing is declared effective by the Commission and (y) the 46th day after the Series C Closing date, if any.


ARTICLE IV

CONDITIONS

	4.1	Conditions Precedent to the Obligation of the Purchasers to
Purchase the Series C Shares. The obligation of each Purchaser hereunder to acquire and pay for the Series C Shares is subject to the satisfaction or waiver by such Purchaser, at or before the Series C Closing, of each of the following conditions:

		(a)	Series B Closing.  The Series B Closing shall have occurred;

		(b)	Accuracy of the Company's Representations and Warranties.
The representations and warranties of the Company contained herein and in the Registration Rights Agreement shall be true and correct in all material respects as of the date when made and as of the Series C Closing Date, as though made on and as of such date;

		(c)	Performance by the Company.  The Company shall have
performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Series C Closing Date;

		(d)	Underlying Securities Registration Statements.  The
Underlying Securities Registration Statement with respect to the Underlying Shares issuable on conversion of all outstanding Series B Shares including dividends thereon and exercise of the Warrants shall have been declared effective under the Securities Act by the Commission, and such Underlying Securities Registration Statement shall have remained effective at all times thereafter, including the 60 Business Days prior to the date of the Subsequent Financing Notice and shall not be subject to any stop order and no stop order shall be pending or threatened as of the Series C Closing Date;

		(e)	No Injunction.  No statute, rule, regulation, executive
order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement relating to the issuance or conversion of any of the Shares or exercise of any of the Warrants;

		(f)	No Suspensions of Trading in Common Stock.  The trading in
the Common Stock shall not have been suspended by the Commission or on the Nasdaq National Market (except for any suspension of trading of limited duration solely to permit dissemination of material information regarding the Company or any suspension of trading of securities generally);

		(g)	Listing of Common Stock.  The Common Stock shall have been
at all times between the Series B Closing Date and the Series C Closing Date, and on the Series C Closing Date shall be, designated for quotation on the Nasdaq National Market;

		(h)	Change of Control.  No Change of Control in the Company
shall have occurred. "Change of Control" means the occurrence of any of (i) an acquisition after the date hereof by any Person or "group" (as described in Rule 13d-5(b) promulgated under the Exchange Act) of more than 40% of the voting securities of the Company, (ii) a replacement of more than one-half of the members of the Company's board of directors which is not approved by those individuals who are members of the board of directors on the date hereof in one or a series of related transactions, (iii) the merger of the Company with or into another entity in which the Company is not the surviving entity or the consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii);

		(i)	Market Price of Common Stock.  The average Per Share Market
Value for any five (5) consecutive Business Days during the period between the
Series B Closing Date and the Series C Closing Date shall not have been less than $12.00 per share, subject to adjustment in the event of any stock splits;
and prior to each of the date of a Subsequent Financing Notice and the Series
C Closing Date, the Company shall have filed reports with the Commission disclosing all information and events occurring prior to such dates that the
Company would be required to disclose in a report on Form 8-K under the
Exchange Act (without regard to the timing of filing requirements under such form);

		(j)	Liquidity.  The average daily trading volume of the Common
Stock on the Nasdaq National Market, the NYSE or the AMEX, as applicable, during the period of thirty Business Days immediately prior to the Series C Closing Date shall be no less than 10,000 shares;

		(k)	Legal Opinion.  The Company shall have delivered to such
Purchaser an opinion of outside legal counsel to the Company in substantially the form attached hereto as Exhibit D and dated the Series C Closing Date;

		(l)	Required Approvals.  All Required Approvals shall have been
obtained;

 		(m)	Shares of Common Stock.  On or prior to the Series C Closing
Date, the Company shall have reserved for issuance to the Purchasers 150% of the number of Underlying Shares which would be issuable upon conversion in full of the Series C Shares assuming such conversion occurred on the Original
Issue Date for such Shares;

		(n)	Delivery of Stock Certificates.  The Company shall have
delivered to such Purchaser or such Purchaser's designee the stock certificate(s) representing the Shares being purchased at the Series C
Closing, registered in the name of such Purchaser, each in form satisfactory to such Purchaser;

		(o)	Performance of Conversion/Exercise Obligations.  The Company
shall have (a) delivered Underlying Shares upon conversion, if any, of Shares and otherwise performed its obligations in accordance with the terms, conditions and timing requirements of the Series B Designation and (b) shall have delivered Underlying Shares upon exercise, if any, of the Warrants and otherwise performed its obligations in accordance with the terms of the
Warrants;

		(p)	Stock Market Regulations.  The issuance of the Underlying
Shares issuable upon conversion of and as payment of dividends in respect of the Series C Shares indicated in the Subsequent Financing Notice would not, as at the date of the Subsequent Financing Notice or the Series C Closing Date result in a violation of, as applicable, Rule 4460(i) (or similar or replacement provision) under the rules of the Nasdaq Stock Market, Section 713 of part 7 (or similar or replacement provision) under the rules of the American Stock Exchange or Section 312.03(c) (or similar or replacement provision) of the NYSE Listed Company Manual.

		(q)	Form S-3 Eligibility.  The Company shall be eligible to
register securities for resale with the Commission on Form S-3 under the Securities Act.


ARTICLE V

MISCELLANEOUS

	5.1	Fees and Expenses.  Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, except as set forth in the Registration Rights Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Shares pursuant hereto. Each Purchaser shall be responsible for such Purchaser's own tax liability that may arise as a result of the investment hereunder or the transactions contemplated by this Agreement.

	5.2	Entire Agreement; Amendments.  This Agreement, together with the
Exhibits and Schedules hereto, the Registration Rights Agreement, the Certificates of Designation (each when filed), the Warrants and the Lock-up Agreements referenced in Section 3.21 contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

	5.3	Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or delivery by telex
(with correct answer back received), telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered on a business day after during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

		If to the Company:	Sheldahl, Inc.
					1150 Sheldahl Road
					Northfield, MN 55057-9444
					Attn:  John V. McManus
					Fax:  (507) 663-8435 or
						   (507) 663-8545

		With copies to:	Lindquist & Vennum P.L.L.P.
					4200 IDS Center
					80 South Eighth Street
					Attn:  Robert E. Tunheim, Esq.
					Fax:  (612) 371-3207

		If to Southbrook: 	Southbrook International Investments, Ltd.
					c/o Trippoak Advisors, Inc.
					630 Fifth Avenue, Suite 2000
					New York, New York 10111
					Attn: Robert L. Miller
					Fax: (212) 332-3256

		If to HBK Cayman:	HBK Cayman L.P.
					c/o HBK Investments L.P.
					777 Main Street, Suite 2750
					Fort Worth, TX  76102
					Facsimile No.:  (817) 870-6177
					Attn:  David C. Haley and
						     Michael Reese

		If to HBK Offshore:	HBK Offshore Fund Ltd.
					c/o HBK Investments L.P.
					777 Main Street, Suite 2750
					Fort Worth, TX  76102
					Facsimile No.:  (817) 870-6177
					Attn:  David C. Haley and
						     Michael Reese

		If to PCIG:		Proprietary Convertible Investment
					  Group, Inc.
					c/o Credit Suisse First Boston Corporation
					11 Madison Avenue-Third Floor
					New York, NY 10010
					Facsimile No.:  (212) 325-6519
					Attn:  Al Weine

		If to Brown Simpson:	Brown Simpson Strategic Growth Fund L.P.
					152 West 57th Street, 40th Floor
					New York, NY 10019
					Facsimile No.:  (212) 247-1329
					Attn:  James R. Simpson

		With copies to:	Robinson Silverman Pearce
					  Aronsohn & Berman LLP
					1290 Avenue of the Americas
					New York, NY  10104
					Attn:  Eric L. Cohen
					Fax:  (212) 541-4630

or such other address as may be designated in writing hereafter, in the same manner, by such person.

	5.4	Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and each Purchaser; or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

	5.5	Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

	5.6	Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor any Purchaser may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding anything to the contrary contained herein, each Purchaser may assign its rights hereunder in connection with any sale or transfer of such Purchaser's Securities to any Affiliate of such Purchaser as long as the transferee Affiliate agrees in writing to be bound by the applicable provisions of this Agreement, in which case the term "Purchaser" shall be deemed to refer to such transferee as though such transferee were an original signatory thereto.

	5.7	No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

	5.8	Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

	5.9	Survival.  The agreements, covenants, representations and
warranties contained in Sections 2.1(b), 2.1(d), 2.1(e), 2.1(f), 2.1(i), 2.1(k), 2.1(t), 2.1(w), 3.1, 3.2, 3.3, 3.4, 3.5, 3.9, 3.11, 3.12, 3.14 and
this Article V, shall survive each Closing hereunder for a period of three years, notwithstanding any earlier delivery and conversion of the Shares or exercise of the Warrants. The remainder of the agreements, covenants, representations and warranties contained in this Agreement shall survive until the earlier to occur of (x) three years from the applicable Closing Date and
(y) the conversion in full of the Shares. This Section shall have no force or effect on the obligations of the parties under the other Transaction Documents.

	5.10	Execution.  This Agreement may be executed in two or more
counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

	5.11	Publicity.  The Company and each Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other party with prior notice of such public statement. Other than in an Underlying Securities Registration Statement and in a report on Form 8-K under the Exchange Act, the Company shall not publicly or otherwise disclose the names of any of the Purchasers without each such Purchaser's prior written consent.

	5.12	Severability.  In case any one or more of the provisions of this
Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

	5.13	Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Purchaser will be entitled to specific performance of the obligations of the Company under the Transaction Documents. Each of the Company and the Purchasers (severally and not jointly) agrees that monetary damages would not be adequate compensation for any loss incurred by reason of any breach of its obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

	5.14	Independent Nature of Purchasers' Obligations and Rights.  Except
as otherwise provided herein, the obligations of each Purchaser hereunder are several and not joint with the obligations of the other Purchasers hereunder, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereunder. Nothing contained herein or in any other agreement or document delivered at any Closing, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

	5.15	No Reliance.  Each party acknowledges that (i) it has such
knowledge in business and financial matters as to be fully capable of evaluating the Transaction Documents and the transactions contemplated thereby, (ii) it is not relying on any advice or representation of any other Person, including the other parties to this Agreement, in connection with entering into any Transaction Document or such transactions (other than the representations made in this Agreement, the Disclosure Materials, the SEC Documents or the other Transaction Documents), (iii) it has not received from any Person, including the other parties to this Agreement, any assurance or guarantee as to the merits (whether legal, regulatory, tax, financial or otherwise) of entering into any Transaction Document or the performance of its obligations thereunder, and (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and has entered into each Transaction Document based on its own independent judgment and on the advice of its advisors as it has deemed necessary, and not on any view (whether written or oral) expressed by any other Person, including the other parties to this Agreement.

		IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized persons as of the date first indicated above.

						Company:

					SHELDAHL, INC.

					By:
					   Name:
					   Title:

					Purchasers:

					SOUTHBROOK INTERNATIONAL INVESTMENTS,
					   LTD.

					By:
					   Name:
					   Title:

					HBK CAYMAN L.P.

					By:
					   Name:
					   Title:

					HBK OFFSHORE FUND, LTD.

					By:
					   Name:
					   Title:

					HBK INVESTMENTS L.P.

					By:
					   Name:
					   Title:

					PROPRIETARY CONVERTIBLE INVESTMENT
					  GROUP, INC.

					By:
					   Name:
					   Title:

					BROWN SIMPSON STRATEGIC GROWTH FUND, L.P.

					By:
					   Name:
					   Title:

CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

Among

SHELDAHL, INC.,

SOUTHBROOK INTERNATIONAL INVESTMENTS, LTD.,

HBK CAYMAN L.P.,
HBK OFFSHORE FUND LTD.,

HBK INVESTMENTS L.P.,

PROPRIETARY CONVERTIBLE INVESTMENT GROUP, INC.

and

BROWN SIMPSON STRATEGIC GROWTH FUND, L.P.


August 27, 1997